EXHIBIT 21.1
SUBSIDIARIES OF TRUEBLUE, INC.

CORPORATE NAME	Incorporated in state/country of:
Centerline Drivers, LLC	Nevada
Labor Ready Holdings, Inc.	Nevada
PeopleReady, Inc.	Washington
PeopleReady Florida, Inc.	Washington
PeopleScout, Inc.	Delaware
PeopleScout MSP, LLC	Nevada
PeopleScout Pty, Ltd	Australia
PeopleScout Singapore Pte. Ltd.	Singapore
RenewableWorks, LLC	Washington
SIMOS Insourcing Solutions, LLC	Delaware
SMX, LLC	Illinois
Spartan Staffing Puerto Rico, LLC	Puerto Rico
Staff Management Solutions, LLC	Illinois
Staffing Solutions Holdings, Inc.	Delaware
TBI Outsourcing Canada, Inc.	Canada
TBI Outsourcing Poland, Sp. z o.o.	Poland
PeopleScout Limited	United Kingdom
TrueBlue Enterprises, Inc.	Nevada
TrueBlue India LLP	India
TrueBlue Netherlands I, B.V.	Netherlands
TrueBlue Netherlands II, B.V.	Netherlands
TrueBlue Services, Inc.	Delaware
Worker’s Assurance of Hawaii, Inc.	Hawaii
TrueBlue, Inc. has several additional subsidiaries not named above. The unnamed subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary at the end of the year covered by this report.